Exhibit 99.1

Maravai LifeSciences Announces Refinancing of Credit Agreement, Extending Maturity to 2032

SAN DIEGO, June 3, 2026 - Maravai LifeSciences Holdings, Inc. (NASDAQ: MRVI), a global provider of life science reagents and services to researchers and biotech innovators, today announced that certain of its subsidiaries have entered into a new credit agreement providing the Company with a $150 million term loan facility and a $30 million revolving credit facility.
Borrowings under the new term loan facility, together with approximately $98.5 million of cash on hand, were used to prepay outstanding borrowings under the Company’s prior credit agreement due October 2027.
The transaction reduces the Company’s long-term debt from approximately $242.9 million in aggregate outstanding principal to $150.0 million in aggregate outstanding principal and extends the term loan maturity date to June 2032 while maintaining access to additional liquidity through the revolving credit facility.
“This refinancing is a sign of our financial strength and positions the Company for long-term success,” said Raj Asarpota, Chief Financial Officer of Maravai LifeSciences. “By materially reducing debt, extending our maturity and transitioning to a more flexible credit structure, we are strengthening our financial foundation while preserving access to capital to support our strategic priorities and future growth initiatives.”
Additional details regarding the refinancing transaction are available in the Company’s filings with the U.S. Securities and Exchange Commission.
About Maravai
Maravai is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics, and novel vaccines and to support research on human diseases. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis and biologics safety testing to many of the world’s leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapies companies.
For more information about Maravai LifeSciences, visit www.maravai.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements, including, without limitation, statements related to the expected benefits of the refinancing transaction, including debt reduction, liquidity, financial flexibility, maturity extension and future growth opportunities. These and other risks and uncertainties are described in greater detail in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as other reports on file with the U.S. Securities and Exchange Commission. Actual results may differ materially from those contemplated by these forward-looking statements, and therefore you should not rely upon them. These forward-looking statements reflect our current views and we do not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact Information:

Investor Contact:
Deb Hart
Maravai LifeSciences
+1 858-988-5917
ir@maravai.com